Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 21, 2023

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Record Sales and a 120% Increase in EPS

PHILADELPHIA, PA, November 21, 2023 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands including the Anthropologie, Free People, FP Movement, Urban Outfitters and Nuuly brands, today announced net income of $83.0 million and earnings per diluted share of $0.88 for the three months ended October 31, 2023. For the nine months ended October 31, 2023, net income was $239.9 million and earnings per diluted share were $2.55.

Total Company net sales for the three months ended October 31, 2023, increased 9.0% to a record $1.28 billion. Total Retail segment net sales increased 7.3%, with comparable Retail segment net sales increasing 5.6%. The increase in Retail segment comparable net sales was driven by high single-digit positive growth in digital channel sales and mid single-digit positive growth in retail store sales. Comparable Retail segment net sales increased 22.5% at Free People and 13.2% at Anthropologie and decreased 14.2% at Urban Outfitters. Wholesale segment net sales decreased 3.6% driven by a 3.5% decrease in Free People wholesale sales due to a decrease in sales to department stores and close out account partners. Nuuly segment net sales increased by $30.2 million primarily driven by a 68% increase in our subscribers versus the end of the prior year’s comparable quarter.

For the nine months ended October 31, 2023, total Company net sales increased 7.5% to a record $3.67 billion. Total Retail segment net sales increased 5.9%, with comparable Retail segment net sales increasing 5.0%. The increase in Retail segment comparable net sales was driven by mid single-digit positive growth in both digital channel sales and retail store sales. Comparable Retail segment net sales increased 22.5% at Free People and 12.4% at Anthropologie and decreased 13.9% at Urban Outfitters. Wholesale segment net sales decreased 6.7% driven by an 8.1% decrease in Free People wholesale sales primarily due to a decrease in sales to department stores, while Urban Outfitters wholesale sales increased by $1.5 million. Nuuly segment net sales increased by $86.9 million primarily driven by a 68% increase in our subscribers versus the end of the prior year’s comparable period.

“We are proud to report record third quarter sales that helped drive a 120% increase in EPS,” said Richard A. Hayne, Chief Executive Officer. “As we enter the holiday season the consumer continues to react positively to our assortments and marketing campaigns at four out of five of our brands which leaves us confident we can continue to drive revenue and earnings growth in the fourth quarter,” finished Mr. Hayne.

Net sales by brand and segment for the three and nine-month periods were as follows:

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2023	2022	2023	2022
Net sales by brand
Anthropologie(1)	$549,819	$484,158	$1,553,546	$1,383,063
Urban Outfitters	324,375	367,557	979,507	1,121,708
Free People(2)	331,772	280,698	936,708	797,859
Nuuly	65,516	35,279	172,779	86,904
Menus & Venues	9,692	7,657	24,503	21,137
Total Company	$1,281,174	$1,175,349	$3,667,043	$3,410,671

Net sales by segment
Retail Segment	$1,145,766	$1,067,531	$3,309,956	$3,126,157
Wholesale Segment	69,892	72,539	184,308	197,610
Nuuly Segment	65,516	35,279	172,779	86,904
Total Company	$1,281,174	$1,175,349	$3,667,043	$3,410,671
(1)
Anthropologie includes the Anthropologie and Terrain brands.
(2)
Free People includes the Free People and FP Movement brands.

For the three months ended October 31, 2023, the gross profit rate increased by 509 basis points compared to the three months ended October 31, 2022, and gross profit dollars increased 27.3% to $454.4 million from $357.0 million. For the nine months ended October 31, 2023, the gross profit rate increased by 401 basis points compared to the nine months ended October 31, 2022, and gross profit dollars increased 21.5% to $1.28 billion from $1.05 billion. The increase in gross profit rate in both periods was primarily due to higher initial merchandise markups and lower merchandise markdowns in the Retail segment at Anthropologie, Free People and Urban Outfitters. The improvement in initial merchandise markups was primarily driven by lower inbound transportation costs. The increase in gross profit dollars in both periods was due to the improved gross profit rate and higher net sales.

As of October 31, 2023, total inventory decreased by $22.6 million, or 3.0%, compared to total inventory as of October 31, 2022. Total Retail segment inventory was flat, while Retail segment comparable inventory increased 1.2%. Wholesale segment inventory decreased by 33.0% due to improved inventory control and a reduction in wholesale sales.

For the three months ended October 31, 2023, selling, general and administrative expenses increased by $45.7 million, or 15.2%, compared to the three months ended October 31, 2022, and expressed as a percentage of net sales, deleveraged 146 basis points. For the nine months ended October 31, 2023, selling, general and administrative expenses increased by $103.2 million, or 11.9%, compared to the nine months ended October 31, 2022, and expressed as a percentage of net sales, deleveraged 104 basis points. The deleverage in selling, general and administrative expenses as a rate to sales for both periods was primarily related to increased marketing and creative expenses to support increased sales and customer growth and higher incentive-based compensation costs due to improved Company performance. The dollar growth in selling, general and administrative expenses for both periods was primarily related to increased marketing and creative expenses to support increased sales and customer growth, increased store payroll expenses to support the retail stores comparable net sales growth and the net growth in retail store count and higher incentive-based compensation costs due to improved Company performance.

The Company’s effective tax rate for the three months ended October 31, 2023 was 24.3%, compared to 28.8% in the prior year period. The Company’s effective tax rate for the nine months ended October 31, 2023 was 24.5%, compared to 28.8% in the prior year period. The decrease in the effective tax rate for the three and nine months ended October 31, 2023 was attributable to the ratio of foreign taxable earnings to global taxable earnings and the favorable impact of general business credits in the current year.

Net income for the three months ended October 31, 2023 was $83.0 million and earnings per diluted share were $0.88. Net income for the nine months ended October 31, 2023 was $239.9 million and earnings per diluted share were $2.55.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program; all shares were repurchased and the authorization was completed by the end of June 2022. On

June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. During the year ended January 31, 2023, the Company repurchased and subsequently retired 4.7 million common shares for approximately $112 million. During the nine months ended October 31, 2023, the Company did not repurchase any common shares. As of October 31, 2023, 19.2 million common shares were remaining under the program.

During the nine months ended October 31, 2023, the Company opened a total of 21 new retail locations including: 10 Free People stores (including 6 FP Movement stores), 5 Urban Outfitters stores, 5 Anthropologie stores and 1 Menus & Venues restaurant; and closed 10 retail locations including: 4 Urban Outfitters stores, 4 Anthropologie stores, 1 Free People store and 1 Menus & Venues restaurant. During the nine months ended October 31, 2023, 1 Urban Outfitters franchisee-owned store was opened.

Urban Outfitters, Inc. offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 264 Urban Outfitters stores in the United States, Canada and Europe and websites; 239 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; 197 Free People stores (including 37 FP Movement stores) in the United States, Canada and Europe, catalogs and websites, 11 Menus & Venues restaurants, 7 Urban Outfitters franchisee-owned stores and 2 Anthropologie franchisee-owned stores as of October 31, 2023. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss third quarter results and will be webcast at 5:15 pm. ET at: https://edge.media-server.com/mmc/p/o87vsq7u/.

As used in this document, unless otherwise defined, "Anthropologie" refers to the Company's Anthropologie and Terrain brands and "Free People" refers to the Company's Free People and FP Movement brands.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: overall economic and market conditions (including current levels of inflation) and worldwide political events and the resultant impact on consumer spending patterns and our pricing power, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, including geopolitical instability and impacts of the war between Russia and Ukraine and from related sanctions imposed by the United States, the European Union, United Kingdom and others, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises (such as the coronavirus (COVID-19)), labor shortages and increases in labor costs, raw material costs and transportation costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs, border adjustment taxes or increases in duties or quotas), the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2023	2022	2023	2022
Net sales	$1,281,174	$1,175,349	$3,667,043	$3,410,671
Cost of sales (excluding store impairment)	825,375	817,348	2,384,432	2,354,817
Store impairment	1,392	958	1,392	958
Gross profit	454,407	357,043	1,281,219	1,054,896
Selling, general and administrative expenses	345,429	299,725	968,760	865,523
Income from operations	108,978	57,318	312,459	189,373
Other income (loss), net	705	(5,019)	5,123	(9,270)
Income before income taxes	109,683	52,299	317,582	180,103
Income tax expense	26,669	15,068	77,659	51,866
Net income	$83,014	$37,231	$239,923	$128,237

Net income per common share:
Basic	$0.89	$0.40	$2.59	$1.37
Diluted	$0.88	$0.40	$2.55	$1.36

Weighted-average common shares outstanding:
Basic	92,780,736	92,174,160	92,667,878	93,544,085
Diluted	94,448,376	93,036,066	94,168,058	94,322,783

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (excluding store impairment)	64.4%	69.5%	65.1%	69.1%
Store impairment	0.1%	0.1%	0.0%	0.0%
Gross profit	35.5%	30.4%	34.9%	30.9%
Selling, general and administrative expenses	27.0%	25.5%	26.4%	25.3%
Income from operations	8.5%	4.9%	8.5%	5.6%
Other income (loss), net	0.1%	(0.5%)	0.2%	(0.3%)
Income before income taxes	8.6%	4.4%	8.7%	5.3%
Income tax expense	2.1%	1.2%	2.2%	1.5%
Net income	6.5%	3.2%	6.5%	3.8%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	October 31,	January 31,	October 31,
	2023	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$206,237	$201,260	$147,431
Marketable securities	249,176	181,378	146,364
Accounts receivable, net of allowance for doubtful accounts of $1,271, $1,496 and $1,265, respectively	77,399	70,339	81,422
Inventory	721,011	587,510	743,579
Prepaid expenses and other current assets	235,227	197,232	226,280
Total current assets	1,489,050	1,237,719	1,345,076
Property and equipment, net	1,272,652	1,187,735	1,175,080
Operating lease right-of-use assets	933,864	959,436	927,092
Marketable securities	132,939	102,844	95,246
Deferred income taxes and other assets	281,151	195,178	177,622
Total Assets	$4,109,656	$3,682,912	$3,720,116

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$319,115	$257,620	$326,529
Current portion of operating lease liabilities	223,781	232,672	224,378
Accrued expenses, accrued compensation and other current liabilities	506,028	400,082	457,537
Total current liabilities	1,048,924	890,374	1,008,444
Non-current portion of operating lease liabilities	857,791	884,696	861,033
Deferred rent and other liabilities	156,383	115,159	112,248
Total Liabilities	2,063,098	1,890,229	1,981,725

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 92,784,344, 92,180,709 and 92,174,487 shares issued and outstanding, respectively	9	9	9
Additional paid-in-capital	30,734	15,248	7,850
Retained earnings	2,065,984	1,826,061	1,794,599
Accumulated other comprehensive loss	(50,169)	(48,635)	(64,067)
Total Shareholders’ Equity	2,046,558	1,792,683	1,738,391
Total Liabilities and Shareholders’ Equity	$4,109,656	$3,682,912	$3,720,116

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Nine Months Ended
	October 31,
	2023	2022
Cash flows from operating activities:
Net income	$239,923	$128,237
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	75,286	77,529
Non-cash lease expense	151,413	143,036
Provision for deferred income taxes	33,660	366
Share-based compensation expense	23,245	21,971
Amortization of tax credit investment	11,929	—
Store impairment	1,392	958
Loss on disposition of property and equipment, net	146	345
Changes in assets and liabilities:
Receivables	(7,233)	(19,235)
Inventory	(135,216)	(184,800)
Prepaid expenses and other assets	(74,957)	(56,699)
Payables, accrued expenses and other liabilities	138,735	59,305
Operating lease liabilities	(178,084)	(177,183)
Net cash provided by (used in) operating activities	280,239	(6,170)
Cash flows from investing activities:
Cash paid for property and equipment	(151,037)	(143,445)
Cash paid for marketable securities	(335,508)	(22,000)
Sales and maturities of marketable securities	242,847	230,745
Initial cash payment for tax credit investment	(20,000)	—
Net cash (used in) provided by investing activities	(263,698)	65,300
Cash flows from financing activities:
Proceeds from the exercise of stock options	594	376
Share repurchases related to share repurchase program	—	(112,016)
Share repurchases related to taxes for share-based awards	(8,353)	(6,680)
Tax credit investment liability payments	(3,007)	—
Net cash used in financing activities	(10,766)	(118,320)
Effect of exchange rate changes on cash and cash equivalents	(798)	46
Increase (decrease) in cash and cash equivalents	4,977	(59,144)
Cash and cash equivalents at beginning of period	201,260	206,575
Cash and cash equivalents at end of period	$206,237	$147,431